Exhibit 10.9

STRATEGIC SERVICES AGREEMENT

This Agreement is made on this 3rd day of November, 2025 by and between Invest Green Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Jim Campbell (the “Strategic Consultant”). The Company and Strategic Consultant are sometimes hereinafter referred to singly as the “Party” and collectively as the “Parties.”

WHEREAS, the Strategic Consultant is being appointed by the Company to offer certain professional services as per requirements of the Company, on the terms and conditions as set forth below:

NOW, THEREFORE, in consideration of the mutual covenants as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	Services

The Strategic Consultant shall be appointed by the Company in the capacity of “Chief Financial Officer” to render professional services as requested by the Company from time to time.

2	Term

The term of the Agreement shall commence on November 3, 2025 and shall continue until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, as amended), unless terminated earlier by either Party pursuant to Section 3 below. During the term of the Agreement, the Strategic Consultant shall report to the Chief Executive Officer of the Company.

3	Termination

The Company or the Strategic Consultant may terminate this Agreement by giving 15 days’ prior written notice to the other Party; provided that either Party may terminate this Agreement immediately upon written notice to the other Party in the event of a material breach of this Agreement by such other Party. Upon such termination, the obligations of both Parties shall come to an end (except those obligations that expressly survive the termination of this Agreement) and the Strategic Consultant shall immediately hand over to the Company, all documents, papers, data, confidential information or any other information obtained by him during the course of the Agreement and shall fully co-operate with the Company to ensure a smooth and orderly transition of information, data and records to the Company.

4	Relationship

The Strategic Consultant shall perform the services hereunder as an independent contractor. Except as specifically set forth herein, nothing contained in this Agreement shall be construed as creating a contract of employment or fiduciary relationship or partnership among the Parties.

5	Compliance with Local Laws

The Strategic Consultant will be responsible for legal and statutory compliance with local laws, taxation and any other business of other laws or any other country to which he may be deputed. The Strategic Consultant will indemnify the Company all costs, including any interest, penalties and legal expenses and fees that the Company may incur as a result of non-compliance with any laws or acts as applicable to an independent service provider.

6	Compensation

In consideration for the services to be performed hereunder, pursuant to the Unit Issuance Agreement with IG SPAC Sponsor LLC (the “Sponsor”) of even date herewith, the Strategic Consultant has received a grant of a membership interest in the Sponsor of 200,000 membership units representing 200,000 Class B ordinary shares, par value $0.0001 of the Company, subject to the terms and conditions contained therein.

7	Confidentiality

During the term of this Agreement and thereafter at all times, the Strategic Consultant shall keep strictly confidential all non-public information regarding the Company and its business, including information regarding any transactions or proposed transactions, records and information received by him from the Company and/or developed or prepared by him or by his staff or sub-contractors, if any, pursuant to this Agreement. Strategic Consultant will sign a confidentiality agreement before commencing on any assignment if desired by Company.

8	Performance

Failure on the part of the Company, at any time, to require performance of any provisions of the obligations of the Strategic Consultant set forth in this Agreement, shall not affect the right to require full performance thereof at any time thereafter.

9	Engagement

This Agreement is executed based on the individual professional expertise of the Strategic Consultant and the Strategic Consultant agrees not to assign this Agreement or any rights or obligations hereunder, to any third party without prior written consent of the Company.

10	Amendment

No modification, deletion, amendment or variation of any term or provision of this Agreement shall be of any force or effect, unless stated in writing and signed by the parties, or in case of a waiver, signed by the party granting the waiver. No verbal agreement or understanding or conduct of any nature relating to the subject matter hereof shall be considered valid and enforceable.

11	Indemnification

Subject to Section 14 below, the Strategic Consultant shall be entitled to indemnification by the Company pursuant to an Indemnification Agreement to be entered into between the Company and the Strategic Consultant in connection with the Company’s planned initial public offering (the “IPO”).

12	Other Obligations

The Strategic Consultant represents and warrants to the Company that he currently is under no contract or agreement, nor has he previously executed any documents whatsoever with any other person, firm, association, or corporation that will, in any manner, prevent the Strategic Consultant from providing the services contemplated under this Agreement.

13	Waiver

The Strategic Consultant understands that, in connection with the IPO, the Company intends to establish a trust fund (the “Trust Fund”), initially in an amount expected to be $200,000,000, for the benefit of the Company’s public shareholders and that the Company may disburse monies from the Trust Fund only under the limited circumstances to be set forth in the prospectus for the IPO. The Strategic Consultant hereby agrees that he does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund (“Claim”) and waives any Claim he may have in the future as a result of, or arising out of, any services provided to the Company hereunder and will not seek recourse against the Trust Fund for any breach by the Company of this Agreement or for any other reason. This section shall survive the termination of this Agreement for any reason.

14	Miscellaneous

a.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the Strategic Consultant’s engagement by the Company, and the other subject matters contained herein, expressly superseding all prior written, oral or implied agreements and understandings.

b.	Waiver. The waiver by any party of any breach of any covenant or condition of this Agreement shall not be construed as a waiver of any subsequent breach of such covenant or condition or of the breach of any other restrictive covenant or condition contained in this Agreement.

c.	Headings. Any section or paragraph title or caption contained in this Agreement is for convenience only, and in no way defines, limits or describes the scope or intent of this Agreement or any of the provisions hereof.

d.	Successors. The Company may assign the rights and benefits given to it in this Agreement. This Agreement shall also survive any sale of assets, merger, consolidation, or other change in the corporate structure of the Company. The duties of the Contractor hereunder are personal in nature and, therefore, may not be assigned.

e.	Severability. If any term, condition, or provision of this Agreement shall be found to be illegal or unenforceable for any reason, such provision shall be modified or deleted so as to make the balance of this Agreement, as modified, valid and enforceable to the fullest extent permitted by applicable law.

f.	Amendment or Modifications. This agreement shall not be amended, revoked, altered or modified in whole or in part, except by an agreement in writing signed by the parties.

g.	Governing Law. All questions relating to the interpretation, performance or breach of this Agreement shall be governed by the law of the State of Delaware.

h.	Construction. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

i.	Knowledge of Rights and Duties. The parties have carefully reviewed and completely read all of the provisions of this Agreement and understand and have been advised that they should consult with their own legal counsel for any and all explanations of their rights, duties, obligations and responsibilities hereunder.

j.	Survival. The provisions of Sections 3 through 15 of this Agreement shall survive the termination or expiration, for any reason, of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates below indicated.

INVEST GREEN ACQUISITION CORPORATION		STRATEGIC CONSULTANT:

BY:	/s/ Andrew Mclean	BY:	/s/ Jim Campbell
NAME:	Andrew McLean	NAME:	Jim Campbell
TITLE:	Chief Executive Officer